                                   EXHIBIT 99

                          SUSQUEHANNA BANCSHARES, INC.
                      26 NORTH CEDAR STREET, P.O. BOX 1000
                             LITITZ, PA  17543-7000
                                 (7170 626-4721


FOR IMMEDIATE RELEASE:            December 17, 1998
Lititz, Pennsylvania


                         SUSQUEHANNA BANCSHARES, INC.,
                      A MULTI-STATE BANK HOLDING COMPANY,
              ANNOUNCES THE ACQUISITION OF CARDINAL BANCORP, INC.

     Susquehanna Bancshares, Inc., Lititz, Pennsylvania (Susquehanna) (NASDAQ:
SUSQ), announced today that it completed the acquisition of Cardinal Bancorp, Inc., of Everett, Pennsylvania (Cardinal), and Cardinal's wholly-owned subsidiary, the First American National Bank of Pennsylvania (FANBP). With the addition of Cardinal and FANBP, Susquehanna has consolidated assets of approximately $3.9 billion through banking interests in the states of Pennsylvania, Maryland and New Jersey.

     The acquisition of Cardinal and FANBP was completed at 11:59 p.m., December 16, 1998, through the exchange of approximately 2,027,520 shares of Susquehanna common stock for all of the outstanding capital stock of Cardinal. Cardinal shareholders will receive 2.048 shares of Susquehanna common stock for each share of Cardinal common stock they held as of December 16, 1998.

     This transaction represents Susquehanna's initial entry into portions of Bedford and Blair Counties, Pennsylvania. Susquehanna now owns six commercial banks and a leasing company in Pennsylvania with $2.0 billion in assets, a commercial bank and a federal savings bank in Maryland with $1.6 billion in assets and one commercial bank in New Jersey with $0.3 billion in assets.

     Susquehanna is a multi-financial services holding company and parent of Citizens National Bank of Southern Pennsylvania, Greencastle, Pa.; Farmers & Merchants Bank and Trust, Hagerstown, Md.; Farmers First Bank, Lititz, Pa.; First National Trust Bank, Sunbury, Pa.; Williamsport National Bank, Williamsport, Pa.; Susque-Bancshares Leasing Co., Lititz, Pa.; Susque-Bancshares Life Insurance Company, Lititz, Pa.; Susquehanna Bancshares South, Inc., parent of Susquehanna Bank, Towson, Md.; Susquehanna Bancshares East, Inc., parent of Equity Bank, National Association, Marlton, N.J. and Founders' Bank, Bryn Mawr, Pa.; and First American National Bank of Pennsylvania, Everett, Pa.

     Susquehanna's common stock is listed on the Nasdaq National Market System under the symbol SUSQ. Susquehanna member banks now have 130 community banking offices throughout central Pennsylvania, Maryland and southern New Jersey. Investor information may be requested on our web-site at
http://www.susqbanc.com.
-----------------------

For Further Information Contact:          Robert S. Bolinger
                                          President and CEO
                                          SUSQUEHANNA BANCSHARES, INC.
                                          Office:  (717) 626-4721